EXHIBIT 99.1

                            SHARE PURCHASE AGREEMENT

TO SUCCESS DEVELOPMENT INTERNATIONAL, INC., 9799 OLD ST. AUGUSTINE ROAD, JACKSONVILLE, FLORIDA 32257


      Please issue shares of Success Development International, Inc.'s Common Stock in the amount(s) and name(s) shown below. My signature acknowledges that I have received and had an opportunity to read the Prospectus by which the shares are offered, that I am purchasing for investment, that I am capable of evaluating the merits and risks of the prospective investment, because of my knowledge and experience in financial and business matters and that the amount of my investment is not more than 10% of my net worth.


Signature: _________________________          Date: ____________________________

Enclosed is payment for _________________ (minimum 200) shares, at $5.50 per share, totaling $_________________.

Register the shares in the following name(s) and amount(s):

         Name(s)                                                Number of shares

As (check one):

   Individual                          Joint Tenants                    Trust

   Tenants in Common                   Corporation                      Other

For the person(s) who will be registered shareowner(s):

   Mailing Address:


   City, State & Zip Code:


   Telephone Number:    Business:  (    )        Home:  (   )

   Social Security or Taxpayer ID Number:

     (PLEASE ATTACH ANY SPECIAL MAILING INSTRUCTIONS OTHER THAN SHOWN ABOVE)

                  NO SUBSCRIPTION IS EFFECTIVE UNTIL ACCEPTANCE

                    (YOU WILL BE MAILED A SIGNED COPY OF THIS AGREEMENT TO
                     RETAIN FOR YOUR RECORDS.)

Subscription accepted by Success Development International, Inc.:


Shawn M. Casey, Chief Executive Officer                 Date